UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2012

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), (e) On August 20, 2012, Best Buy Co., Inc. (“Best Buy” or the “registrant”) announced that its Board of Directors (the “Board”) appointed Hubert Joly, 53, as Best Buy's President and Chief Executive Officer (“CEO”). The effectiveness of Mr. Joly's appointment as President and CEO is subject to and conditioned upon the approval of his registrant-sponsored U.S. work authorization permitting Mr. Joly to commence employment with Best Buy. The registrant anticipates that, if Mr. Joly's work authorization is approved, his employment will commence in early September. Until such time as Mr. Joly's employment with the registrant commences, George L. Mikan III, a current director of the registrant, will continue to serve as interim CEO and thereafter will continue to be a director of the registrant and become chair of the registrant's Audit Committee of the Board.

Over the past 15 years, Mr. Joly has held senior executive positions and led turnarounds and growth strategies in the technology, media and services sectors and demonstrated skills and qualifications that the Board deemed necessary to the CEO role.

Since 2008, Mr. Joly has been the CEO of Carlson, the worldwide hospitality and travel company headquartered in Minneapolis, which includes a hotel business (Carlson Rezidor Hotel Group) with more than 1,300 hotels in operation and development, including Radisson Blu, Radisson, Park Plaza, Park Inn by Radisson, Country Inns & Suites By Carlson and Hotel Missoni; a restaurant business, with more than 900 T.G.I. Friday's restaurants; and a majority stake in Carlson Wagonlit Travel.

Prior to becoming chief executive officer of Carlson, Mr. Joly was president and CEO of Carlson Wagonlit Travel (2004-2008) and held a series of senior executive positions with Vivendi S.A. and its subsidiaries (1999-2004) and with Electronic Data Systems (now part of Hewlett-Packard Company) in France (1996-1999). Mr. Joly also was with McKinsey & Company, Inc., working with clients in the technology, financial services and luxury industries (1983-1996).

Mr. Joly is a graduate of École des Hautes Études Commerciales de Paris (HEC Paris) and the Institut d'Etudes Politiques de Paris. He was elected a Global Leader for Tomorrow by the World Economic Forum (Davos, 1997-1999) and is a knight in the French National Order of Merit. He serves as a member of the board of directors of Ralph Lauren Corp., the Rezidor Hotel Group (where he is vice chair), and on several not-for-profit and charitable organizations in and around Minneapolis. Mr. Joly has also previously served as chair of the board of directors of Carlson Wagonlit Travel, a member of Carlson's board of directors, chair of the Travel Facilitation Sub-Committee of the U.S. Department of Commerce Travel and Tourism Advisory Board, and on the executive committee of the World Travel and Tourism Council.

Mr. Joly has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Joly's appointment, the registrant entered into an employment agreement with Mr. Joly dated August 19, 2012 (the “Agreement”), pursuant to which Mr. Joly has also been appointed to the registrant's Board, effective as of the start date of his employment with the registrant. The principal terms of the Agreement are described below.

Annual Compensation

Subject to and effective upon commencement of employment with the registrant, the material elements of Mr. Joly's annual compensation will be as follows:

Base Salary. Mr. Joly will receive an initial annual base salary of $1.175 million.

Annual Bonus Opportunity. Mr. Joly will be eligible for a bonus under the registrant's Short-Term Incentive Plan beginning in fiscal 2014 at a target annual bonus opportunity equal to 200% of his then current base salary, with a maximum bonus of at least 400% of his base salary and a threshold bonus to be set by the Board. Commencing in fiscal 2014, Mr. Joly will be eligible for annual long-term incentive compensation awards as determined by the Compensation Committee of the Board. However, Mr. Joly's fiscal 2014 award will have a target value of not less than $8.75 million.

Mr. Joly will also be eligible to participate in all existing benefit plans and perquisites generally available to the registrant's senior executives.

Buy-out Awards

To compensate Mr. Joly for certain forfeitures incurred upon termination of his employment with his prior employer, the registrant will grant to Mr. Joly certain buy-out awards as summarized below, subject to and effective upon commencement of his employment with the registrant. The value of the following buy-out awards was determined based on amounts forfeitable or forfeited by Mr. Joly as a result of the termination of his employment with his prior employer and, in the case of item (5), is subject to future performance:

(1)    a buy-out cash award of $3.5 million;

(2)    a grant of fully vested shares of common stock of the registrant under the 2004 Ominbus Stock and Incentive Plan (the “LTIP”) valued at $3.0 million on the date of grant (the “Buy-Out Stock Award”). Mr. Joly has agreed to hold such shares for at least two years from the date of grant or, if earlier, his termination.

(3)    a grant of restricted stock units (the “RSUs”) under the LTIP with a grant date value of $6.0 million, vesting in 36 equal monthly installments and, to the extent they become vested, payable six months after Mr. Joly's separation from the registrant. Each vested RSU is payable in one share of the registrant's common stock;

(4)    a stock option grant (the “Buy-Out Options”) under the LTIP having a Black Scholes value of $3.75 million, an exercise price equal to the “fair market value” on the grant date (as defined in the LTIP), and vesting 25% on the date of grant and 75% in equal installments on the first three anniversaries of Mr. Joly's employment commencement date; and

(5)    a grant of performance share units (the “PSUs”) under the LTIP having a grant date accounting value, at target, of $3.75 million, subject to goals based on the performance of the registrant's total shareholder return (as defined in the Agreement), relative to a peer group, at the end of the 36-month period beginning on the first day of the month immediately following Mr. Joly's employment commencement date and three-year cliff time vesting on the last day of the performance period.

Employment Termination

Work Authorization. In the event Mr. Joly's petition for U.S. work authorization is not approved permitting him to commence his employment by September 30, 2012, either the registrant or Mr. Joly may terminate the Agreement. In such event, and only if Mr. Joly's employment with his prior employer has been terminated and he had incurred a forfeiture of compensation as a result of such termination, Mr. Joly is entitled to receive a payment of $6.25 million from the registrant.

Buy-out Awards. If Mr. Joly is terminated for “Cause” (as defined in the Agreement) or resigns without “Good Reason” (as defined in the Agreement) prior to the first anniversary of Mr. Joly's employment commencement date, the grant date after-tax value of his buy-out cash award and the net after-tax amount of the Buy-Out Stock Award must be repaid in full to the registrant within 30 days after such termination. If the registrant terminates Mr. Joly's employment without “Cause”, he resigns for “Good Reason” or his employment terminates due to his death or disability at any time, any unvested RSUs and Buy-Out Options will become fully vested, and the PSUs will vest on a pro rata basis based on the number of days Mr. Joly was employed during the performance period and achievement of performance goals through the date of termination. In such event, the vested Buy-Out Options will be exercisable for two years following such termination or resignation.

Change in Control

Generally. In the event of Mr. Joly's termination by the registrant without Cause or voluntary termination for Good Reason upon or within one year after a “change of control” of the registrant (as defined in the Agreement), or in anticipation of or in connection with a change in control, Mr. Joly would be entitled to the benefits provided in the registrant's Severance Plan, except that he will be entitled to receive cash severance in an amount equal to two times the sum of his base salary plus target bonus, and he will be entitled to a pro rata annual bonus for the fiscal year in which such termination occurs determined based on actual performance in accordance with the STI Plan for such year.

Buy-out Awards. In the event of a “change of control” of the registrant (as defined under the LTIP), the PSUs will be measured for performance on the date of the change of control and deemed earned at target or such greater number as have been already previously earned based on the terms of the award through the change of control date, and otherwise would vest and be payable in the same manner as provided above. The PSUs are subject to certain other adjustments as described in the Agreement.

Restrictive Covenants

In consideration for the payments and benefits provided under the Agreement, Mr. Joly is subject to under the Agreement reasonable and necessary restrictive covenants to protect the registrant, including restrictions on post-termination disclosure of confidential information, competitive activity and solicitation of the registrant's employees.

The foregoing description of the principal terms of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed with this report as Exhibit 10.1 and incorporated by reference herein.

Item 7.01	Regulation FD.

On August 20, 2012, the registrant issued a news release announcing the appointment of Hubert Joly as President and CEO and as a director of the registrant. The registrant also announced that following the effective date of employment for Mr. Joly, the current director and interim CEO, George L. Mikan III, will serve as the Chair of the registrant's Audit Committee of the Board, and effective immediately, directors Lisa M. Caputo and Sanjay Khosla will serve on the Board's Compensation and Human Resources Committee.

The news release issued on August 20, 2012 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that Section unless the registrant specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The registrant's Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibit 10.1 is filed as an Exhibit to this Current Report on Form 8-K. The following Exhibit 99.1 is furnished as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated August 19, 2012, between the Company and Hubert Joly
99.1
News release issued August 20, 2012. Any internet address provided in this release is for information purposes only and is not intended to be a hyperlink. Accordingly, no information at any internet address is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: August 21, 2012	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
Executive Vice President, General Counsel and Secretary

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